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                                                                   EXHIBIT 17(a)

                            THE BAIRD FUNDS, INC.


                           BAIRD QUALITY BOND FUND


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
            REVOCABLE PROXY FOR SPECIAL MEETING OF SHAREHOLDERS OF BAIRD QUALITY BOND FUND TO BE HELD ON MARCH 15, 1996

                                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Marcus L. Low, Jr. and Glen F. Hackmann, and each of them individually, as proxy, with full power of substitution, to represent and vote, as designated below, all shares of the Baird Quality Bond Fund ("Baird Bond"), a portfolio of
The Baird Funds, Inc. ("BFI"), that the undersigned is entitled to vote at the Special Meeting of Shareholders of Baird Bond, to be
held at the University Club, 924 East Wells Street, Milwaukee, Wisconsin 53202, at 10:00 a.m., Central Time, on March 15, 1996, or
at any adjournment thereof, with respect to the matters set forth below and described in the accompanying Notice of Special Meeting and Proxy Statement/Prospectus, receipt of which is hereby acknowledged.

Please place an "X" in the desired box for each item.

Shares represented by this Proxy will be voted as directed by the shareholder.
IF NO DIRECTION IS SUPPLIED, THE PROXY WILL BE VOTED FOR PROPOSAL 1.
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1.   PROPOSAL TO APPROVE an Agreement and Plan of Reorganization (the "Agreement")       FOR  [ ]     AGAINST  [ ]     ABSTAIN  [ ]
     between BFI and AIM Funds Group ("AFG") and the consummation of the transactions contemplated therein (the "Transaction"). Pursuant to the Agreement, substantially all of the assets of Baird Bond will be transferred to AIM Income Fund
     ("AIM Income"), an existing portfolio of AFG. Upon such transfer, AFG will issue Class A shares of AIM Income directly to the shareholders of Baird Bond.
     Shareholders of Baird Bond will receive shares of AIM Income with an aggregate net asset value equal to the aggregate net value of the Baird Bond assets transferred in connection with the Transaction. It is expected that the value of each shareholder's account with AIM Income immediately after the Transaction would be the same as the value of such shareholder's account with Baird Bond immediately prior to the Transaction.

2.   In their discretion, on such other matters as may properly come before the meeting or any adjournment thereof.

                       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 1.
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                                           (TO BE DATED AND SIGNED ON THE REVERSE SIDE)

                                                              [FRONT]

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DATE: ______________________________________________________________, 1996

(If this account is owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate.)

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              (Please sign exactly as name appears at left)

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